EXHIBIT 10.3

RELEASE, CONSULTING AND NONCOMPETITION AGREEMENT

This Release, Consulting and Noncompetition Agreement (this “Agreement”) is being entered into as of September 6, 2007, by and between National Penn Bancshares, Inc., a Pennsylvania corporation (“National Penn”), National Penn Bank, a national banking association and a wholly-owned subsidiary of National Penn (“NPBank”), KNBT Bancorp, Inc., a Pennsylvania corporation (“KNBT”), Keystone Nazareth Bank & Trust Company, a wholly-owned subsidiary of KNBT and a Pennsylvania-chartered savings bank (the “Bank”), and Eugene T. Sobol (the “Consultant”).

RECITALS:

WHEREAS, the Consultant is currently the Senior Executive Vice President, Chief Financial Officer and Treasurer of KNBT and the Bank;

WHEREAS, pursuant to an Agreement and Plan of Merger between National Penn and KNBT, dated as of September 6, 2007 (the “Merger Agreement”), KNBT will merge with and into National Penn, with National Penn being the surviving entity (the “Merger”), and thereafter the Bank will merge with and into NPBank with NPBank being the surviving entity;

WHEREAS, the Consultant currently has an amended and restated employment agreement with KNBT and the Bank dated as of December 28, 2006 (the “Employment Agreement”), which entitles the Consultant to severance payments following a change in control of KNBT;

WHEREAS, the parties hereto desire to terminate the Employment Agreement and the Consultant’s employment as of the Effective Time, as such term is defined in the Merger Agreement;

WHEREAS, the parties hereto recognize and acknowledge the interest of National Penn and NPBank in protecting the business and goodwill associated with KNBT and the Bank following the Merger by having the Consultant enter into this Agreement; and

WHEREAS, National Penn and NPBank desire to have the Consultant provide, and the Consultant is willing to provide National Penn and NPBank with, the Consulting Services (defined below) on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Defined Terms.

Any capitalized terms not defined in this Agreement shall have as their meanings the definitions contained in the Merger Agreement.

2.           Consultancy.

(a)           During the period beginning at the Effective Time and ending on the eighteen-month anniversary of the Effective Time (or such earlier date of termination pursuant to Section 2(d) below) (such period, the “Consulting Period”), the Consultant undertakes to provide his personal advice and counsel to National Penn and its subsidiaries and affiliates (including NPBank) in connection with the business of National Penn and its subsidiaries, including, but not limited to:

(i)           consulting with National Penn regarding all financial and accounting functions related to National Penn and its subsidiaries, including, without limitation, tax transition and preparation, SEC reporting, Sarbanes-Oxley Act compliance and assisting with the accounting records and financial statements of National Penn and its subsidiaries;

(ii)           consulting with National Penn regarding the operations and customer relationships of National Penn and its subsidiaries;

(iii)           assisting National Penn with implementing its integration and transition plan following the Merger and the Bank Merger;

(iv)           providing historical background and information regarding the October 2003 mutual-to-stock conversion of Keystone Savings Bank into the Bank; and

(v)           providing introductions to customers and providing personal services similar to those the Consultant is currently providing KNBT and the Bank,

(collectively the “Consulting Services”), subject to the terms and conditions which are set forth herein.  The Consultant shall provide such Consulting Services as may be requested from time to time by either the President and Chief Executive Officer or Senior Executive Vice President and Chief Operating Officer of National Penn.  During the Consulting Period, the Consultant shall be available to devote up to 30 hours per week of his business time, attention, skills and efforts (other than during holidays, vacations and periods of illness) to the business and affairs of National Penn and its subsidiaries and affiliates and shall use his reasonable best efforts to promote the interests of National Penn and its subsidiaries and affiliates.  Such Consulting Services may be provided in person, telephonically, electronically or by correspondence as reasonably determined by National Penn.  The Consultant shall be available for meetings at the principal executive offices of National Penn and NPBank at such times as National Penn shall reasonably require.

(b)           During the Consulting Period, National Penn or NPBank shall reimburse the Consultant or otherwise provide for or pay for all reasonable expenses incurred by the Consultant at the request of National Penn or NPBank, subject to such documentation and prior approval as may be required by National Penn or NPBank.  In addition, during the Consulting Period, NPBank shall provide the Consultant with an automobile allowance of $900 per month, payable monthly.  For the avoidance of doubt, except for (i) the automobile allowance payable to the Consultant pursuant to the immediately preceding sentence and (ii) tolls and parking expenses incurred in the ordinary course of business, the Consultant shall not be entitled to reimbursement under this Section 2(b) for any expenses incurred for automobile travel, including, without limitation, mileage expense.

(c)           During the Consulting Period, the Consultant shall be treated as an independent contractor and shall not be deemed to be an employee of National Penn or any subsidiary or affiliate of National Penn.

  (d)           The Consulting Period may terminate before the eighteen-month anniversary of the Effective Time as follows:

(i)           From and after the Effective Time, either National Penn and NPBank or the Consultant may terminate this Agreement for Cause (as hereinafter defined), in which event the Consulting Period will end as of the date of termination.  “Cause” shall mean (x) where the Consultant is the terminating party, National Penn and NPBank shall have materially breached the terms of this Agreement and failed to cure such material breach during a 15-day period following the date on which the Consultant gives written notice to National Penn of such material breach; or (y) where National Penn and NPBank are the terminating parties, the Consultant shall have (A) willfully failed to perform the Consulting Services, other than any failure resulting from his incapacity due to physical or mental injury or illness; (B) committed an act involving moral turpitude in connection with the Consulting Services; (C) engaged in willful misconduct; (D) willfully violated, in any material respect, any law, rule or regulation (other than traffic violations or similar offenses), written agreement or final cease-and-desist order with respect to his performance of the Consulting Services; or (E) materially breached the terms of this Agreement and failed to cure such material breach during a 15-day period following the date on which National Penn gives written notice to the Consultant of such material breach.

(ii)           From and after the twelve-month anniversary of the Effective Time, either National Penn and NPBank or the Consultant may terminate the Consulting Period by providing sixty (60) days written notice to other party.

(iii)           The Consulting Period shall automatically terminate by reason of the death of the Consultant and no notice of termination shall be required.

(e)           The obligations of National Penn and NPBank under this Agreement are subject to and contingent upon the Consultant continuing to be employed by KNBT and the Bank from the date hereof until the Effective Time.

3.	Non-Disclosure of Confidential Information.

Except in the course of performing the Consulting Services hereunder, and in the pursuit of the business of National Penn or any of its subsidiaries or affiliates, the Consultant shall not, except as required by law, at any time during or following the Consulting Period, disclose or use any confidential information or proprietary data of National Penn or any of its subsidiaries or affiliates or predecessors, unless such confidential information or proprietary data become publicly known through no fault of the Consultant.  Without limiting the generality of the foregoing, the Consultant agrees that all information concerning the identity of the customers of National Penn and its subsidiaries and affiliates and the relations of such entities with their customers is confidential information.  This Section 3 shall survive the termination or expiration of the Consulting Period.

4.           Non-Competition Provisions.

The Consultant agrees that during the eighteen-month period immediately following the Effective Time, the Consultant will not (i) without the prior written consent of National Penn (which consent may be given or withheld, in National Penn’s sole discretion), directly or indirectly, engage in, become interested in, or become associated with, in the capacity of employee, consultant, director, officer, owner, principal, agent, trustee or in any other capacity whatsoever, any proprietorship, partnership, corporation, enterprise or entity located in any county in which National Penn, NPBank or any of their subsidiaries maintains an office (collectively, the “Counties” and individually a “County”), which proprietorship, partnership, corporation, enterprise or other entity is, or may be deemed to be by NPBank, competitive with any business carried on by National Penn, NPBank or any of their subsidiaries, including but not limited to entities which lend money and take deposits (in each case, a “Competing Business”), provided, however, that this provision shall not prohibit the Consultant from owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any Competing Business if such common stock is publicly traded, (ii) solicit or induce, or cause others to solicit or induce, any employee of National Penn or any of its subsidiaries to leave the employment of such entities, or (iii) solicit (whether by mail, telephone, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of National Penn or any of its subsidiaries) any customer of National Penn or any of its subsidiaries to transact business with any other entity, whether or not a Competing Business, or to reduce or refrain from doing any business with National Penn or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between National Penn or its subsidiaries and any such customers.  This Section 4 shall survive the termination or expiration of the Consulting Period in accordance with its terms.

5.           Compensation.

(a)           Immediately prior to the Effective Time, and in consideration for the termination of the Employment Agreement (other than Sections 12, 15 and 16 thereof, which shall remain in effect) and the Consultant’s employment thereunder as of the Effective Time, KNBT or the Bank shall pay to the Consultant a lump sum cash amount equal to three times the Consultant’s “base amount” (as defined in Section 280G(b)(3) of the Code), minus the sum of (i) the parachute amounts associated with the accelerated vesting of the Consultant’s stock options and restricted stock awards with respect to the common stock of KNBT, (ii) $1.00 and (iii) applicable tax withholding.

(b)           In consideration of the obligations and commitments of the Consultant under this Agreement, including Sections 2, 3 and 4 hereof, National Penn or NPBank shall pay to the Consultant a lump sum cash amount of $100,000 promptly after the Effective Time, plus an amount equal to $16,000 per month on the last business day of each month during the Consulting Period.

(c)           During the Consulting Period, National Penn or NPBank shall provide medical and dental coverage to the Consultant under the policies offered by National Penn and NPBank to their employees, on the same terms and conditions as if the Consultant was an employee of NPBank, with the Consultant responsible for paying the employee share of any premiums, copayments or deductibles.  For purposes of determining eligibility under such plans, the Consultant shall be credited with his service as a Bank employee and shall not be subject to any pre-existing condition limitation for conditions covered under such plans. In addition, each such plan which provides health insurance benefits shall honor any deductible and out-of-pocket expenses incurred by the Consultant under any comparable Bank plan for the plan year in which the Effective Time occurs.  The Consultant shall not be entitled to participate in any other employee benefit plans, programs or arrangements of National Penn or NPBank.

6.           Successors and Assigns.

(a)           During the first twelve months of the Consulting Period, each of National Penn and NPBank will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets, by agreement in form and substance satisfactory to the Consultant, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that National Penn or NPBank would be required to perform it if no such succession or assignment had taken place.  Any failure of National Penn or NPBank to obtain such agreement prior to the effectiveness of any such succession or assignment during this twelve-month period shall be a material breach of this Agreement.

(b)           This Agreement and all rights of the Consultant shall inure to the benefit of and be enforceable by the Consultant’s personal or legal representatives, estate, executors, administrators, heirs and beneficiaries.  In the event of the Consultant’s death, any amounts accrued and unpaid through the date of death shall be paid to the Consultant’s estate, heirs and representatives.  Except as provided in this Section 6, no party may assign this Agreement or any rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that after the twelve-month anniversary of the Effective Time, National Penn and NPBank may assign its rights, interest and obligations hereunder to any purchaser or other transferee (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of its business and/or assets.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.           Enforcement.

(a)           This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflict of laws, except to the extent that federal law shall be deemed to preempt such state laws.

(b)           It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the Agreement.  The covenants in Section 4 of this Agreement with respect to the Counties shall be deemed to be separate covenants with respect to each County, and should any court of competent jurisdiction conclude or find that this Agreement or any portion is not enforceable with respect to any of the Counties, such conclusion or finding shall in no way render invalid or unenforceable the covenants herein with respect to any other County.  Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this Agreement in order to render the same valid and enforceable.

(c)           The Consultant acknowledges that National Penn and NPBank would not have entered into the Merger Agreement or intend to consummate the Merger unless the Consultant had, among other things, entered into this Agreement.  Any breach of Sections 3 or 4 of this Agreement will result in irreparable damage to National Penn and NPBank for which National Penn and NPBank will not have an adequate remedy at law.  In addition to any other remedies and damages available to National Penn and NPBank, the Consultant further acknowledges that National Penn and NPBank shall be entitled to seek injunctive relief hereunder to enjoin any breach of Sections 3 or 4 of this Agreement, and the parties hereby consent to any injunction issued in favor of National Penn and NPBank by any court of competent jurisdiction, without prejudice to any other right or remedy to which National Penn and NPBank may be entitled.  The Consultant represents and acknowledges that, in light of his experience and capabilities, the Consultant can obtain employment with other than a Competing Business or in a business engaged in other lines and/or of a different nature than those engaged in by National Penn or its subsidiaries or affiliates, and that the enforcement of a remedy by way of injunction will not prevent the Consultant from earning a livelihood.  In the event of a breach of this Agreement by the Consultant, the Consultant acknowledges that in addition to or in lieu of National Penn or NPBank seeking injunctive relief, National Penn or NPBank may also seek to recoup any or all amounts paid by National Penn or NPBank to the Consultant pursuant to Section 5(b) hereof.  Each of the remedies available to National Penn and NPBank in the event of a breach by the Consultant shall be cumulative and not mutually exclusive.

8.           Amendment.

This Agreement may be amended or modified at any time by a written instrument executed by the parties prior to the Effective Time and thereafter by National Penn, NPBank and the Consultant.

9.           Withholding.

National Penn and NPBank shall be entitled to withhold from amounts to be paid to the Consultant hereunder any federal, state or local withholding or other taxes, or charge which it is from time to time required to withhold.  National Penn and NPBank shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

10.           Notice.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Consultant:

Gene T. Sobol
At the address last appearing
on the records of KNBT or National Penn

If to KNBT and the Bank:

KNBT Bancorp, Inc.
Keystone Nazareth Bank & Trust Company
Route 512 and Highland Avenue
Bethlehem, Pennsylvania  18017

Attention: Chairman of the Compensation Committee of the Board

If to National Penn and NPBank:

National Penn Bancshares, Inc.
National Penn Bank
Philadelphia and Reading Avenues
P.O. Box 547
Boyertown, Pennsylvania  19512-0547

Attention: President and Chief Executive Officer

11.           Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

12.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

13.	Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

14.	Entire Agreement.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including but not limited to the Employment Agreement, except that Sections 12, 15 and 16 of the Employment Agreement shall remain in effect.

15.           Effectiveness.

Notwithstanding anything to the contrary contained in this Agreement, the effectiveness of this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms.  In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void.

[Signature Page Follows]

IN WITNESS WHEREOF, each of National Penn, NPBank, KNBT and the Bank has caused this Agreement to be executed by its duly authorized officer, and the Consultant has signed this Agreement, all as of the date first written above.

WITNESS:	CONSULTANT:

/s/ Michele A. Linsky	/s/ Eugene T. Sobol
Name: Michele A. Linsky	Eugene T. Sobol
Title: Corporate Secretary

ATTEST:	NATIONAL PENN BANCSHARES, INC.

/s/ Sandra L. Spayd	By: /s/ Glenn E. Moyer
Name: Sandra L. Spayd	Name: Glenn E. Moyer
Title: Corporate Secretary	Title: President and CEO

ATTEST:	NATIONAL PENN BANK

/s/ Sandra L. Spayd	By: /s/ Glenn E. Moyer
Name: Sandra L. Spayd	Name: Glenn E. Moyer
Title: Corporate Secretary	Title: President and CEO

ATTEST:	KNBT BANCORP, INC.

/s/ Michele A. Linsky	By: /s/ Jeffrey P. Feather
Name: Michele A. Linsky	Name: Jeffrey P. Feather
Title: Corporate Secretary	Title: Chairman of the Board

ATTEST:	KEYSTONE NAZARETH BANK
& TRUST COMPANY

/s/ Michele A. Linsky	By: /s/ Jeffrey P. Feather
Name: Michele A. Linsky	Name: Jeffrey P. Feather
Title: Corporate Secretary	Title: Chairman of the Board